As Filed With the Securities and Exchange Commission
on June 6, 2006
Registration No. 333-86170

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BRIGHT HORIZONS FAMILY SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	62-1742957
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

200 Talcott Avenue South
Watertown, Massachusetts	02472
(Address of Principal Executive Offices)	(Zip Code)
Bright Horizons Family Solutions, Inc.
Amended and Restated 1998 Stock Incentive Plan
(Full Title of the Plan)
Elizabeth J. Boland
Chief Financial Officer
Bright Horizons Family Solutions, Inc.
200 Talcott Avenue South
Watertown, Massachusetts 02472
(Name and Address of Agent for Service)
(617) 673-8000
(Telephone Number, Including Area Code, of Agent for Service)

DEREGISTRATION OF SECURITIES
SIGNATURES

DEREGISTRATION OF SECURITIES
     This post-effective amendment (this “Amendment”) filed by Bright Horizons Family Solutions, Inc. (the “Company”) deregisters certain shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), that had been registered for issuance under the Bright Horizons Family Solutions, Inc. Amended and Restated 1998 Stock Incentive Plan (the “1998 Plan”) on the Company’s Registration on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on April 12, 2002 (File No. 333-86170) (the “2002 Registration Statement”). On June 6, 2006, stockholders of the Company approved the Bright Horizons Family Solutions, Inc. 2006 Equity and Incentive Plan (the “2006 Plan”).
     A total of 1,500,000 (1) shares of Common Stock were registered on the 2002 Registration Statement. As a result of the approval of the 2006 Plan, effective June 6, 2006, no further awards may be made under the 1998 Plan. As of June 6, 2006, 218,955(1) shares of Common Stock were available for issuance under the 1998 Plan and were not subject to outstanding awards under the 1998 Plan. Accordingly, this Amendment deregisters 218,955 (1) shares of Common Stock originally registered on the 2002 Registration Statement.
(1) As adjusted for a 2-for-1 stock split on March 18, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, Commonwealth of Massachusetts, on this 6th day of June, 2006.

BRIGHT HORIZONS FAMILY SOLUTIONS, INC.
By:	/s/ Elizabeth J. Boland
Elizabeth J. Boland
Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Elizabeth J. Boland and Stephen I. Dreier, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Linda A. Mason Linda A. Mason	Chairman of the Board	June 6, 2006
/s/ Roger H. Brown Roger H. Brown	Vice Chairman of the Board	June 6, 2006
/s/ David H. Lissy David H. Lissy	Director, Chief Executive Officer (Principal Executive Officer)	June 6, 2006
/s/ Mary Ann Tocio Mary Ann Tocio	Director, President and Chief Operating Officer	June 6, 2006
/s/ Elizabeth J. Boland Elizabeth J. Boland	Chief Financial Officer (Principal Financial Officer)	June 6, 2006
/s/ Robert J. Meyer Robert J. Meyer	Chief Accounting Officer (Principal Accounting Officer)	June 6, 2006
/s/ Joshua Bekenstein Joshua Bekenstein	Director	June 6, 2006
/s/ JoAnne Brandes JoAnne Brandes	Director	June 6, 2006

Signature	Title	Date
/s/ E. Townes Duncan E. Townes Duncan	Director	June 6, 2006
/s/ Fred K. Foulkes Fred K. Foulkes	Director	June 6, 2006
/s/ David Gergen David Gergen	Director	June 6, 2006
/s/ Sara Lawrence-Lightfoot Sara Lawrence-Lightfoot	Director	June 6, 2006
/s/ Ian M. Rolland Ian M. Rolland	Director	June 6, 2006
/s/ Marguerite W. Sallee Marguerite W. Sallee	Director	June 6, 2006